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                                                                    EXHIBIT 99.1



[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]





Board of Directors

Umpqua Holdings Corporation

200 SW Market Street, Suite 1900



Members of the Board of Directors:



      We hereby consent to the inclusion of our opinion letter dated May 17, 2004 to the Board of Directors of Umpqua Holdings Corporation ("Umpqua") as Appendix D to the Joint Proxy Statement/Prospectus of Umpqua and Humboldt Bancorp relating to the proposed merger transaction involving Umpqua and Humboldt, and references thereto in such Joint Proxy Statement/Prospectus under the caption "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Umpqua's Financial Advisor."



      In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



Portland, Oregon

May 17, 2004



/s/ Wells Fargo Securities, LLC